Exhibit 21.1

CenterState Banks, Inc.

Form 10-K

For Fiscal Year Ended December 31, 2016

Subsidiaries of Registrant

CenterState Bank of Florida, National Association, organized under the laws of the United States

R4ALL, Inc., organized under the laws of the State of Florida

CSFL Insurance Corp., organized under the laws of the State of South Carolina